Exhibit 2.1

AMENDMENT NO. 1

AGREEMENT AND PLAN OF MERGER

among:

ZAFGEN, INC.;

ZORDICH MERGER SUB, INC.;

CHONDRIAL THERAPEUTICS, INC.; and

CHONDRIAL THERAPEUTICS HOLDINGS, LLC

Dated as of March 6, 2020

THIS AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER, dated as of March 6, 2020 (this “Amendment”), is entered into by and among ZAFGEN, INC., a Delaware corporation (“Zordich”); ZORDICH MERGER SUB, INC., a Delaware corporation and wholly owned subsidiary of Zordich (“Merger Sub”); CHONDRIAL THERAPEUTICS, INC., a Delaware corporation (the “Company”) and CHONDRIAL THERAPEUTICS HOLDINGS, LLC, a Delaware limited liability company (“Holdings”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Agreement and Plan of Merger, dated as of December 17, 2019, by and among the parties hereto (the “Merger Agreement”).

WHEREAS, Zordich, Merger Sub, the Company and Holdings desire to amend the Merger Agreement on the terms and conditions set forth herein;

WHEREAS, Section 11.2 of the Merger Agreement provides that subject to the provisions of applicable Law, the Merger Agreement may be amended by authorized action of Zordich, Merger Sub, the Company and Holdings; and

WHEREAS, the respective boards of directors of Zordich, Merger Sub, the Company and Holdings have approved this Amendment.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.	Amendment of Section 6.5. Section 6.5 (Holdings Options) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“6.5    Holdings Options.

(a)    Subject to Section 6.5(d), as of the Effective Time, each Holdings Option that is outstanding and unexercised as of the Effective Time under the Holdings Plan, whether or not vested, shall be substituted for an option to purchase Zordich Common Stock, and Zordich shall take all necessary steps to effectuate such substitution in accordance with the terms (as in effect as of the date of this Agreement) of the Holdings Plan, the terms of the option agreement by which such Holdings Option is evidenced and the terms of this Section 6.5 (and shall deliver to the Company drafts of all documentation with respect thereto for review and comment by the Company no later than ten (10) Business Days prior to the Anticipated Closing Date). All rights with respect to Holdings interests under substituted Holdings Options shall thereupon be converted into rights with respect to Zordich Common Stock, as equitably adjusted pursuant to this Section 6.5(a). Accordingly, from and after the Effective Time:

(i) each substituted Holdings Option may be exercised solely for shares of Zordich Common Stock;

(ii) the number of shares of Zordich Common Stock subject to each such substituted Holdings Option shall be determined by multiplying (A) the number of Holdings Units that were subject to such Holdings Option, as in effect immediately prior to the Effective Time, by (B) the number of Company Outstanding Shares as of immediately prior to the Effective Time, by (C) a fraction, the numerator of which is one (1) and the denominator of which is the fully-diluted number of Holdings Units as of such time (assuming conversion of all classes of units of Holdings into Holdings Units, and including Holdings Units underlying all Holdings Options), by (D) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Zordich Common Stock;

(iii) the per share exercise price for the shares of Zordich Common Stock issuable upon exercise of each substituted Holdings Option shall be determined by multiplying (A) the fair market value of a share of Zordich Common Stock at the Effective Time (as determined under the applicable Zordich Stock Plan) by (B) a fraction, the numerator of which is the per share exercise price of the Holdings Option as in effect immediately prior to the Effective Time, and the denominator of which is the fair market value of the Holdings Units subject to such Holdings Option immediately prior to the Effective Time, and rounding the resulting exercise price up to the nearest whole cent, provided, however, that the per share exercise price of each replacement option to purchase shares of Zordich Common Stock shall be increased to the extent necessary so that, with respect to each applicable award of a Holdings Option to purchase Holdings Units, the excess of the aggregate fair market value of the shares of Zordich Common Stock subject to the replacement option immediately after the substitution over the aggregate option price of such shares is not greater than the excess of the aggregate fair market value of all Holdings Units subject to such Holdings Option immediately before the substitution over the aggregate option price of such Holdings Units; and

(iv) any restriction on the exercise of any substituted Holdings Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Holdings Option shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of a Holdings Option, such Holdings Option in accordance with this Section 6.5(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Zordich Common Stock subsequent to the Effective Time and (B) the Zordich Board or a committee thereof shall succeed to the authority and responsibility of the Holdings board of managers or any committee thereof with respect to each substituted Holdings Option.

(b) Notwithstanding anything to the contrary in this Section 6.5(a), the substitution of each Holdings Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) for an option to purchase shares of Zordich Common Stock shall be made in a manner consistent with Treasury Regulations Section 1.424-1 to the extent necessary for that substitution to not constitute a “modification” of such Holdings Option for purposes of Section 409A of the Code.

(c) Zordich shall file with the SEC, promptly after the Effective Time, a registration statement on Form S-8, if available for use by Zordich, relating to the shares of Zordich Common Stock issuable with respect to Holdings Options substituted by Zordich in accordance with Section 6.5(a).

(d) Prior to the Effective Time, Holdings shall take all actions that may be necessary (under the Holdings Plan and otherwise) to effectuate the provisions of this Section 6.5 and to ensure that, from and after the Effective Time, holders of Holdings Options have no rights with respect thereto other than those specifically provided in this Section 6.5.”

2.

References to the Merger Agreement. After giving effect to this Amendment, each reference in the Merger Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment and all references in the Zordich Disclosure Schedules and the Company Disclosure Schedules to “the Agreement” and “the Merger Agreement” shall refer to the Merger Agreement as amended by this Amendment.

3.

Construction. Except as expressly provided in this Amendment, all references in the Merger Agreement and the Zordich Disclosure Schedules and the Company Disclosure Schedules to “the date hereof” and “the date of this Agreement” shall refer to December 17, 2019.

4.

Other Miscellaneous Terms. The provisions of Section 11 (Miscellaneous Provisions) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

5.	No Further Amendment. Except as amended hereby, the Merger Agreement, shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

ZAFGEN, INC.

By:	/s/ Jeffrey S. Hatfield
Name:	Jeffrey S. Hatfield
Title:	Chief Executive Officer

ZORDICH MERGER SUB, INC.

By:	/s/ Patricia L. Allen
Name:	Patricia L. Allen
Title:	Vice President, Secretary and Treasurer

CHONDRIAL THERAPEUTICS, INC.

By:	/s/ Carole S. Ben-Maimon, MD
Name:	Carole S. Ben-Maimon, MD
Title:	President and Chief Executive Officer

CHONDRIAL THERAPEUTICS HOLDINGS, LLC

By:	/s/ Carole S. Ben-Maimon, MD
Name:	Carole S. Ben-Maimon, MD
Title:	President and Chief Executive Officer

[Signature Page to Amendment No. 1 to Merger Agreement]